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                                                                    EXHIBIT 6.14


              GENERAL TERMS AND CONDITIONS FOR CUSTOMER AGREEMENTS

This agreement is made as of November 1st, 1999, by and between MEGAWORLD, INC. ("MEGW"), a Delaware corporation with offices at 6250 N. Houston Rosslyn Rd., Houston, TX 77091, USA, and SEQUEL COMMUNICATIONS , a New Jersey corporation with offices at 3001 Hadley Road, South Palinfield, NJ 07080-1109 ("Customer").

I. SERVICE: "MEGW" agrees to provide Enhanced Messaging Services, local and long distance message transmission services [more fully described on Schedule A attached hereto and made a part hereof,] within the territory (the "Territory") set forth on Schedule A attached hereto and made a part hereof ("Schedule A") including transmission, switching and messaging facilities necessary to transmit and terminate Customer's enhanced messaging services, local, toll, and long distance message traffic to all points within the Territory. Customer shall pay for and accept such services on a nonexclusive basis in accordance with the further terms of this Agreement.

II. TERM: This Agreement shall commence on the date set forth above [or such earlier date as Customer shall begin receiving the services contemplated under this Agreement in the ordinary course of its business. Subject to Section III, the initial term of this Agreement shall expire one (1) year from the date hereof (the "Initial Term"). Upon expiration of the Initial Term, this Agreement shall automatically be renewed for successive one (1) month periods, unless either party shall notify the other in writing at least five (5) days in advance that it does not wish this Agreement to be renewed.

III. TERMINATION: "MEGW" or Customer may terminate this Agreement, and/or terminate or suspend any service provided to Customer under it, at any time without liability upon ten (10) days prior written notice. Without limiting the foregoing, "MEGW" may terminate this Agreement without liability on five (5) days prior written notice to Customer for any material breach of this Agreement including, but not limited to, a failure by Customer to pay in a timely manner any undisputed charges for services rendered. In addition, "MEGW" may terminate this Agreement and/or terminate or suspend any service to Customer under it immediately and without notice or liability in the event that "MEGW" in its reasonable judgement deems such action necessary in order to protect or preserve its network.

IV. CONNECTIONS: Connection by Customer to a network designated by "MEGW" ("Network") shall be made at the point(s) of presence ("POP") set forth on Schedule A. Customer shall be responsible for the coordination of service, and the payment of all charges and costs reasonably necessary, to effect such connection.

V. CHARGES AND PAYMENTS:

     A. CHARGES: Customer shall pay the undisputed charges for the services rendered to it by "MEGW" in accordance with Schedule A. Customer understands and agrees that such charges may be adjusted prospectively to the extent mandated by any regulatory authority to which "MEGW" is subject. Additionally, "MEGW" may adjust the rates reflected on Schedule A at any time on thirty (30) days written notice to the Customer.


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     B. LENGTH: Unless otherwise stated on Schedule A, all call lengths shall be rounded up to the next tenth of a minute. International calls shall be billed in 60 second minimums, domestic outbound at 60 second increments. "MEGW" shall have the right to adjust the call lengths applicable to Customer hereunder in a corresponding manner upon written notice to the Customer.

     C. PAYMENT TERMS: "MEGW" shall provide invoices to Customer for services provided hereunder every (5) days, or at such longer intervals as "MEGW" may elect. Unless otherwise agreed, payment of all undisputed invoiced amounts to Customer shall be made within five (5) business days after receipt of invoice without right of setoff or adjustment except to the extent Customer and "MEGW" have entered into a bi-directional relationship in which event the parties shall set off and credit competing invoices and only then resulting net amount shall be subject to the further terms hereof. All payments shall be made in U.S. dollars. "MEGW" will be under no obligation to negotiate any disputes while any balance remains overdue. Late charges in the amount of eighteen (18%) percent per annum of the outstanding amount of Customer's account shall be payable monthly on any past due amounts and shall continue to accrue and remain due and payable until all undisputed amounts due have been paid in full. In the event that "MEGW" shall retain an agency or attorney for the purpose of collecting amounts owed by Customer, Customer shall be obligated to pay all such amounts, any accumulated late payment charge, and "MEGW's" expenses of collection, including but not limited to reasonable attorneys; fees which attorney fees may be based on a percentage of the amount due not to exceed thirty-three (33%) percent thereof. If Customer in good faith disputes in writing the amount or appropriateness of a charge including an invoice from "MEGW", Customer shall notify "MEGW" of the disputed charge and provide documentation reasonably requested by "MEGW" to resolve the dispute. Such payments, excluding the disputed amount shall be paid by the due date set forth in this Agreement. Customer and "MEGW" shall exercise reasonable, good faith effort to resolve the disputed charges. Failure to contest a charge within forty-five (45) days of the date of the invoice shall create an irrefutable presumption of correctness of the charge, absent manifest error.

     D. ESTIMATED PAYMENTS: If the Order Information section of this Agreement indicates that estimated payments are required, "MEGW" will notify the Customer on the last day of the "Estimated Usage Period", as defined in the Order Information Section of charges incurred by the Customer during such period. The Customer will pay "MEGW" such estimated amount ("Estimated Payment") no later than the Payment Due Date [as defined in the Order Information Section]. "MEGW" will provide an invoice for the usage charges actually incurred that Month less that Month's Estimated Payment; provided, however, that if a minimum Monthly payment obligation applies for that Month and such minimum has not been met, then the invoice amount will be that Month's minimum payment obligation less that Month's Estimated Payment. The Customer will pay the invoiced amount within the Payment Period.


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VI. CUSTOMER'S RESPONSIBILITIES: In furtherance of this Agreement, Customer shall:

     A. Be Responsible for and pay any and all local, state, or federal taxes or charges in the nature of taxes imposed by any governmental authority or regulatory agency in addition to the charges required by "MEGW" pursuant to this Agreement;

     B. Obtain at its own expense any governmental or regulatory licenses, consents or approvals with respect to the utilization of "MEGW's" Services and any Network as contemplated by this Agreement;

     C. Examine and review all technical aspects of "MEGW's" system and the system of any Network in order to assure itself that its transmitting, receiving, and switching equipment is compatible with all "MEGW's" and such Network's equipment and systems prior to any linkup with "MEGW's" and such Network's system;

     D. Upon "MEGW's" request, promptly furnish any technical information or specifications relating to its system as may be reasonably required by "MEGW" or the Network.

     E. Not permit or suffer the use of "MEGW's system or facilities for any use or purpose not permitted by law;

     F. Be responsible for all charges, materials, equipment, and labor to connect Customer's network with "MEGW's" system and/or the Network at the designated POP, subject to "MEGW" and the Network's prior review of any such plans or arrangements.

     G. Be responsible for billing and collection of all accounts, customers or end users to whom or which Customer or any of Customer's customers provide services.

     H. Be responsible and pay all costs, claims, and damages, if any, arising from fraudulent calls of any nature which may be made by any customer or end user of Customer or any customer or end users of Customer's customers or end users using services provided by "MEGW".

     I. Not use or permit the use of any tradename, trademark, service mark, brand name, logo or other intellectual property right of "MEGW" without "MEGW's" prior written consent.

VII. FINANCIAL REPORTS: If the Order Information section of this Agreement indicates that financial reports are required, within forty five (45) days after the end of each calendar quarter, the Customer will provide "MEGW" with a written report updating the Customer's financial status ("Quarterly Report"), and within ninety (90) days after the end of each calendar year, the Customer will provide an updated consolidated unaudited balance sheet and income statement for Customer for such quarter. The Customer represents and warrants that each Quarterly Report will be true and correct in all material respects and will not contain any material misstatement of omission and that the quarterly and annual financial statements will be prepared in accordance with generally accepted accounting principles consistently applied and will present fairly in all material respects the financial condition of Customer as of such dates and for the periods then ended.


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VIII. SECURITY DEPOSITS: If the Order Information section of this Agreement indicates that security deposits are required, each required security deposit will either be in cash (paid by certified check or via wire transfer of immediately available funds) or an irrevocable stand-by Letter of Credit in a form and from a financial institution reasonable acceptable to "MEGW". The "Initial Security Deposit" amount will be provided prior to the initiation of service. Thereafter, if requested in writing by "MEGW" the Customer will add additional amounts to the Initial Security Deposit such that the total amount of security deposit being held by "MEGW" at all times is at least equal to the "Continuing Security Deposit". The Customer provide any such required additional amounts within twenty-four (24) business hours after receiving "MEGW's" written request. "MEGW" will refund or release, as applicable, any security deposit it is holding (plus, if the security deposit is in the form of cash, accrued interest at the applicable rate set by regulation, of the state in which "MEGW" invoices the Customer, or if interest at the applicable rate set by regulation, "MEGW's" then-prevailing interest rate for security deposit refunds) if the following conditions are met by the Customer: (i) for the entire "Deposit Release Period", the Customer pays "MEGW" in full when each payment is due; (ii) "MEGW" has determined that the Customer's Quarterly Reports covering the Deposit Release Period indicate that there has been no material adverse change in Customer's financial condition and (iii) Customer is not otherwise in breach or default of any of its obligations under this Agreement. If "MEGW" does not refund or release the security deposit during the Term as set forth above, the security deposit will be refunded or released, as applicable, at the later of the Term as set forth above, the security deposit will be refunded or released, as applicable, at the later of the end of the Term and when all of Customer's obligations to "MEGW" have been paid in full. If, at any time during the term of the Agreement, "MEGW" determines that there has been a materially adverse change in Customer's financial condition "MEGW" may require Customer to provide a security deposit or an additional security deposit in an amount to be determined by "MEGW" The Customer shall provide any such required amounts within five (5) business days after receiving "MEGW's" written request therefore. "MEGW" may offset against any Security Deposit provided hereunder any amounts that are not paid when due, without prior notice to Customer, and upon notice from "MEGW", Customer shall within twenty-four (24) business hours deliver to "MEGW" an additional security deposit in an amount determined by "MEGW".

IX. WARRANTY: "MEGW" warrants to Customer that it will provide the same quality of service it provides to other wholesale Customers, which services shall at a minimum meet minimum standards required by applicable law or regulation.

EXCEPT FOR ANY EXPRESS WARRANTIES STATED IN THIS AGREEMENT, "MEGW" DISCLAIMS ALL WARRANTIES INCLUDING, WITHOUT LIMITATION, ALL IMPLIED WARRANTIES OF MERCHANTIBILITY AND FITNESS AND OF FITNESS FOR A PARTICULAR PURPOSE WHETHER SUCH WARRANTIES ARE MADE BEFORE OR AFTER THE EXECUTION HEREOF. THE STATED WARRANTIES HEREIN ARE IN LIEU OF ALL OBLIGATIONS OR LIABILITIES ON THE PART OF "MEGW" FOR DAMAGES INCLUDING, BUT NOT LIMITED TO, SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH THE USE OR PERFORMANCE OF "MEGW" SERVICE. IN NO EVENT SHALL "MEGW" BE LIABLE TO CUSTOMER FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF MEGAWORLD'S PERFORMANCE UNDER THIS AGREEMENT. IT IS EXPRESSLY UNDERSTOOD THAT THE SOLE REMEDY OF CUSTOMER FOR BREACH OF THIS AGREEMENT BY "MEGW" OR FOR ANY DAMAGE TO CUSTOMER OR OTHER PERSON CLAIMED TO HAVE RESULTED FROM CUSTOMER'S RESALE OF "MEGW" SERVICE HEREUNDER OR FROM THE USE OF "MEGW'S" SERVICE IS CREDITS FOR


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SERVICE OUTAGE OR INTERRUPTION AS SET FORTH IN THIS AGREEMENT AND THE SERVICE
SUPPLEMENTS.

X. FORCE MAJEURE: "MEGW" shall not be liable for any default or breach of obligation or failure, interruption, or diminution of service in the event that such default, breach, failure, interruption or diminution is the result of an act of God, natural disaster, fire civil or military authority, insurrection, riot, war, national emergency, strike or other labor dispute, vandalism, power failure, cut cable, failure of other Customers or exchanges, change in "MEGW' underlying Customer contract or rate structure, flood, explosion, change of law, order, regulation of any governmental authority or other cause out of "MEGW's" reasonable control.

XI. LIMITATION OF LIABILITY: Without limiting the provisions of Sections X or XI hereof, "MEGW" shall not be responsible or liable for any interruption, diminution, or failure of service, in whole or in part, and, in no event, shall "MEGW" be responsible or liable for any special, indirect incidental or consequential damages incurred by Customer or any user of Customer's service. In addition, "MEGW" shall not be responsible or liable for any interruption, diminution, or failure of service caused by any third party, including, but not limited to, any other Customer of Customer or "MEGW's" message traffic

XIII. CONFIDENTIALITY: The terms of this Agreement and any confidential information relating to "MEGW", Customer, or their respective Customers which are furnished or revealed pursuant to, or in connection with, this Agreement are deemed to be confidential with the exception of (i) confidential information previously known to a party; (ii) is the public domain other than through wrongful disclosure of a party. Neither party shall at any time use any such information except in connection with performance of its obligations under this Agreement, or disclose any of the terms of this Agreement nor any such previously described confidential information to any other third party except
(i) to the professional advisors of either party who require such information in connection with the performance of such party's performance of its obligations hereunder, and who have executed written agreements pursuant to which they agree to be bound by the provisions of this Section XIII as may be required by applicable law; and (ii) as may be required by applicable law; provided, that the disclosing party shall give the other party reasonable notice prior to such disclosure to permit the other party to seek an appropriate protective order, stay or other exemption.

The parties agree that a breach or threatened breach of the terms of this article may result in irreparable injury to the non-breaching party for which a remedy in damages would be inadequate. The parties agree that in the event of breach or threatened breach, the non breaching party shall be entitled to seek an injunction to prevent the breach or threatened breach, and the breaching party hereby waives any defense that an adequate remedy in law exists and acknowledges that such a breach or threatened breach would result in irreparable injury to the non-beaching party.

XIII. INDEMNIFICATION: Customer and "MEGW" will mutually indemnify each other and its affiliates and their respective directory, officers, employees, agents and representatives ("Indemnified Parties"), and save them harmless from and against any and all claims, actions, damages, liabilities, and expenses (whether from an action brought by the Indemnified Party of a third party) (collectively, "Losses") occasioned by any act or omission of Customer or any of its customers or end users or any of their respective directors, officers employees or agents relating to the use of the Service provided hereunder. If any Indemnified Party shall, without fault on its part be made a party to any litigation commenced by or against such Indemnified party or respective party, then the other party shall protect and hold such Indemnified Party harmless, and shall pay all costs, expenses, losses, damages, settlement


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payments (including reasonable attorney's fees, costs and expenses incurred or paid by such Indemnified Party in connection with said litigation.

XIV. ARBITRATION: Any controversy, claim or dispute arising out of or relating to the Agreement, or any breach termination or invalidity thereof, shall be settled by binding arbitration before a single arbitration in accordance with the Rules of The American Arbitration Association under its Commercial Arbitration Rules and the Supplementary Procedures for Large, Complex Disputes ("Rules"), and judgment upon any award rendered may be entered into any court having proper jurisdiction in the County City and State of New York.

XV. MISCELLANEOUS:

     A. APPLICABLE LAWS: This Agreement shall be construed and enforced in accordance with the laws of the State of New York.

     B. WAIVER: A waiver by either party of a breach of any provision of the Agreement and these General Terms shall not operate as, nor be construed as, a waiver of any subsequent breach.

     C. ENTIRE AGREEMENT: This Agreement (including the Agreement, General Terms and conditions, and all Exhibits, Schedules and Order Information) represents the entire agreement between the parties with respect to the subject hereof and may be modified only by a subsequent written document signed by the parties. This Agreement may be executed in one or more duplicate originals, all of which shall constitute but one agreement between the parties hereto.

     D. PARTIAL INVALIDITY: The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

     E. HEADINGS: All headings contained herein are inserted for convenience only and do not constitute a part of the Agreement and these General Terms.

     F. ASSIGNMENT: This Agreement and any rights or obligations arising under it may not be assigned by Customer without :"MEGW's" prior written approval which shall not be unreasonably withheld.

     G. BENEFIT: This Agreement shall be binding upon and inure to the benefit of "MEGW", Customer, and their respective successors and assigns to the extent permitted herein.

     H. NOTICE: Any notice to be given under the Agreement of these General Terms, shall be in writing, shall be deemed given when mailed by registered or certified mail, return receipt requested, postage prepaid to the party to be notified at the address set forth above in this Agreement, or at such other address as such party may designate in writing to the other party.

     I. SERVICE LEVEL: "Megw" will make best efforts to maintain and operate the services and network equal to the standards set by the public switched telephone network and the Internet.


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     J. ADDITIONAL TERMS: This is a Customer-to Customer Agreement subject to
     Section 211 of the Communications Act of 1934, as amended. The Customer is responsible for and shall comply with any and all legal and regulatory requirements with respect to the Customer's use and resale of the Services, including those of the Federal Communications Commission and state public utility commissions. The Services are governed by this Agreement and all Customer obligations and "MEGW" rights set forth in the "General Rules and Regulations" section of "MEGW's" interstate tariff, if any, as may be amended by "MEGW" in accordance with applicable laws and regulations.


     SEQUEL COMMUNICATIONS INC.



     Signature: /s/ Emanuel Ablaza
               -------------------------------------------
     Printed Name/Title: Emanuel Ablaza, VP of Operations
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     Date: 11-8-99
          ------------------------------------------------

     MEGAWORLD, INC.
     COMMUNICATIONS DIVISION

     Signature: /s/ George S. Dinsdale
               -------------------------------------------
     Printed Name/Title: George S. Dinsdale, President
                        ----------------------------------
     Date: 11-8-99
          ------------------------------------------------


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                                   SCHEDULE A



SERVICE DESCRIPTION:
Messaging Services including Fax to Email, Email to Fax, and voice messaging to email. All standard services included on Web page www.fax2me.com will be made available to Sequel Communications.


RATES:
Facsimile send or receipt:

XII. TOLL NUMBER: 2 CENTS PER PAGE
       Toll-Free Number: 10 cents per page

Voice send or receipt:
       Toll Number: 2 cents per minute
       Toll-Free Number: 10 cents per minute

All rates are US domestic delivery. International may be higher.


COMMISSION RATES ON ABOVE LISTED SERVICES:
A 20% commission or discount will be extended to Sequel Communications

SPECIAL SERVICE REQUEST:
The www.fax2me.com service includes free toll or toll free number assignment as long as the service is being used on a monthly basis. If a number is to be used on a casual basis and the number is to be maintained on the system, a charge of $1.00 per month per number will be charged.


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